Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) by and between QSAM Biosciences, Inc., a Delaware corporation with an address of 9442 Capital of Texas Hwy N, Plaza 1, Suite 500, Austin, TX 78759, (the “Company”), and Douglas R. Baum with a current residence located at 8305 Summerwood Drive, Austin, TX 78759 (the “Executive”) is dated as of December 6, 2021, and shall amend and restate that prior Employment Agreement dated as of November 1, 2020.

RECITALS

WHEREAS, the Company desires to amend and restate the Executive’s employment agreement dated November 1, 2020;

WHEREAS, the Company desires to continue to secure the employment of the Executive upon the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to accept such employment with the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and promises contained herein, the parties, each intending to be legally bound hereby, agree as follows:

2. Employment.

2.1 The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth in this Agreement.

3. Term; Renewal.

2.1 The initial term of the Executive’s employment under this Agreement shall commence as of December 1, 2021 (the “Effective Date”) and shall continue for a period of three (3) years ending on the third anniversary of the Effective Date (the “Initial Term”), unless such employment is sooner terminated by either the Executive or the Company in accordance with the terms of this Agreement.

2.2 The term of this Agreement may be extended for such periods (the “Renewal Term(s)”) as the parties may mutually agree on or before the scheduled expiration of the Initial Term or any Renewal Term. To be effective, any such agreement to extend the term of the Agreement for an additional Renewal Term must be by mutual consent in writing at least six (6) months prior to the scheduled expiration of the Initial Term or any Renewal Term, as the case may be, signed by the Executive and a duly authorized representative of the Company; such negotiation(s) and signatures shall not be unreasonably withheld. If no such agreement is reached, the Executive’s employment under this Agreement shall cease as of the end of the Initial Term or any then current Renewal Term, as the case may be.

2.3 As used in this Agreement, the term “Employment Period” shall be deemed to refer to and include the period during the Initial Term and any Renewal Term that the Executive is employed by the Company pursuant to the terms and provisions of this Agreement.

5. Duties and Responsibilities.

3.1 During the Employment Period, the Executive shall be employed as Chief Executive Officer of the Company. The Executive shall report to the Board of Directors (“Board”), and perform such duties and have such responsibilities, consistent with their position and past experience, as may be assigned to him from time to time, by the Board.

3.2 The Executive shall devote his entire business related working time, attention and energies to the business and affairs of the Company, shall faithfully, diligently and competently perform the duties of his employment, and shall do all reasonably within his power to promote, develop and extend the business of the Company. Notwithstanding the foregoing, the Executive shall be permitted to serve on company, consulting, industry, civic, educational or charitable boards or committees, so long as such activities do not compete directly with the available Company services or products or unduly interfere with the performance of the Executive’s duties and responsibilities as an employee of the Company.

3.3 The Executive shall perform his duties hereunder at the offices of the Company or such other site or sites as may be selected by the Company within a 50 mile radius of the Executive’s current residence. The Executive shall be available for travel as needed for the performance of his job duties. In the event that the Company does not supply an office, the Executive, at his own expense, will maintain an office consistent with the image, mission and goals of the Company. Such office shall be appropriate for conducting business on behalf of the Company including conducting necessary business meetings.

6. Compensation.

4.1 Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) as approved by the Compensation Committee of the Board (the “Compensation Committee”). The Executive’s Base Salary upon execution of this Agreement shall be $400,000 per year; provided however, until such time that the Company successfully completes its next funding of at least $5 million, as reasonably confirmed by the Compensation Committee, the Executive shall receive a reduced salary in an amount of $125,000 per annum, provided however, the Base Salary shall accrue as of the Effective Date and be paid to the Executive when reasonably determined by the Compensation Committee (which, at the reasonable agreement of the Executive and the Company, may be paid in full or in part in restricted common shares valued at $0.30 per share, subject adjustment for stock splits). The Base Salary shall be payable in accordance with the Company’s regular payroll practice for its executives. During the Employment Period, the Base Salary shall be reviewed annually beginning no later than December 1, 2022, for increase in accordance with the Company’s compensation policies pertaining to executive personnel at the senior management level, in a range of 5% to 12% per year, as determined by the Compensation Committee. Following any increase in the Base Salary, the new salary shall be considered the Base Salary. Any increase in the Base Salary shall not limit or reduce any other obligation of either party under this Agreement.

4.3 Management Incentive Plan. In addition to the Base Salary referred to in Section 4.1, the Executive shall be entitled to participate in the QSAM Management Incentive Plan (the “MIP”). The MIP generally provides for the payment of stock and/or cash bonus awards to the executive officers of the Company based on the achievement of performance objectives, and equal to between 25% and 125% of the Executive’s Base Salary, as determined by the Compensation Committee. The stock and/or cash bonus amount, qualifying performance objectives and terms required to earn the incentive bonus for the Executive shall be based upon the annual business plan, corporate objectives and budget prepared by the executive team and approved by the Compensation Committee prior to the start of the new fiscal year but no more than sixty (60) days following the start of the relevant fiscal year. Bonuses awarded under the MIP generally are paid during the month of February in the year following the plan year for which the bonuses are awarded, notwithstanding such, bonuses awarded under the MIP shall be paid no later than March 31st following the plan year for which the bonuses are awarded.

4.3 Transaction Bonus. In the event of a Major Transaction, as hereinafter defined, the Executive shall be entitled to be paid out of the Net Proceeds, as hereinafter defined, during the Term hereof, an amount in cash (and/or stock if stock forms a portion of the Net Proceeds) equal to One Point Seven Five percent (1.75%) of the aggregate Net Proceeds. For purposes hereof, “Net Proceeds” means the amount received by the Company or a Subsidiary, in one or more payments if such proceeds include contingent or earnout payments, after the first $13 million is paid to the Company and less any expenses, fees or other costs associated with transacting the Major Transaction. For purposes hereof, a “Major Transaction” means the sale, transfer, licensing or sublicensing of any of the Company’s technology assets, drug candidates or approved drugs, either in one transaction or a series of transactions, whereby the Company receives value from an unaffiliated third party for such assets; or alternatively, from the acquisition or merger of the Company or any of its Subsidiaries whereby the Company or the Subsidiary, as the case may be, is not the surviving entity. The Transaction Bonus shall be paid upon closing of the Major Transaction, or in the case of contingent or earnout payments during the Term hereof, as such payments are received by the Company.

6. Benefits.

5.1 The Executive shall be entitled to participate in all employee benefit plans and programs that are generally available to the salaried employees of the Company during the Employment Period (the “Regular Benefits”).

5.2 In addition to the Regular Benefits, the Executive shall be eligible to participate in any additional compensation programs or arrangements relating to, or arising out of, a change in control of the Company that are adopted by the Company after the date of this Agreement and made generally available to the other senior executive officers of the Company as a group.

6. Expenses and Vacations.

6.1 Expenses. The Executive shall be reimbursed for the reasonable business expenses incurred by him in connection with the performance of their duties under this Agreement upon presentation of an itemized account and written proof of such expenses and provided that such expenses are of the type customarily reimbursed by the Company and have been approved in accordance with any procedures of the Company then in effect.

6.2 Vacations, Sick Leave and Personal Time Off. The Executive shall be entitled to paid vacation, paid sick leave and paid personal time off (“PTO”) administered under the Company’s Employee Leave Time Programs, as applicable and in effect (the “Leave Program”). The Company may modify the Leave Program at any time within its sole and absolute discretion, however the Executive shall receive written notice of any modifications to the Leave Program sixty (60) days before such modifications are implemented.

7. Termination. The Executive’s employment by the Company under this Agreement may be terminated prior to the end of the Initial Term or any then-current Renewal Term in accordance with the provisions of this Section 7.

7.1 Termination by the Company for Cause. The Company may terminate the employment of the Executive hereunder at any time and without prior notice for “Cause.” For purposes of this Section 7.1, the term “Cause” shall mean and include any of the following:

(a) the conviction of the Executive, or the entry of a plea of nolo contendere by the Executive, for a felony or a crime of moral turpitude; or

(b) the commission by the Executive of any act of fraud, misappropriation, embezzlement, regardless of whether such act is related to their duties under this Agreement; or

(c) the violation of a published Company policy which stipulates the Executive may be terminated by the Company for cause.

7.2 Termination by the Executive for any Reason. The Executive may terminate their employment hereunder at any time for any reason whatsoever by giving the Company written notice of the intent to do so at least thirty (30) days prior to the date on which the proposed termination is to be effective.

7.3 Termination by the Company without Cause. The Company may terminate the employment of the Executive hereunder at any time without Cause, for any reason whatsoever, by giving the Executive written notice of its intent to do so at least thirty (30) days prior to the date on which the proposed termination is to be effective.

7.4 Termination by the Executive Following a Material Change. The Executive may terminate their employment hereunder upon thirty (30) days prior written notice to the Company following a “Material Change.” For purposes of this Section 7.4, the term “Material Change” shall mean and include any of the following:

(a) a fundamental change in the duties and responsibilities of the Executive (excluding Interim Assignments, if applicable) which is inconsistent with the duties and responsibilities normally associated with the position of CEO (or such other position Executive may be promoted to during the Employment Period), which change has not been reversed within thirty (30) days after the delivery to the Company of written notice from the Executive objecting to such change; or

(b) Executive is required to report to a person other than the Board of Directors of the Company, which such reporting obligation is not reversed within thirty (30) days after the delivery to the Company of written notice from the Executive objecting to such reporting obligation; or

(c) reduction in or failure by the Company to pay to Executive the Base Salary as set forth in Section 4.1 hereof unless agreed to by the Executive; or

(d) failure of the Company to pay, if and when due, any bonus to which the Executive is entitled under the MIP or Transaction Bonus, as then in effect; or

(e) any other material breach by the Company of any material term hereof, which breach has not been remedied within 30 days after the delivery to the Company of written notice thereof; or

(f) a relocation of the Executive office more than fifty miles from the current location as of the execution of this agreement.

7.5 Termination Upon the Death of the Executive. In the event that the Executive shall die at any time during the Employment Period, the Executive’s employment hereunder shall terminate immediately.

7.6 Termination Upon the Disability of the Executive. In the event that the Executive shall become “disabled” at any time during the Employment Period, the Company shall have the right (but not the obligation) to terminate the Executive’s employment hereunder on thirty (30) days prior written notice to the Executive. For purposes of this Section 7.6, the Executive shall be deemed to be “disabled” when he or she is considered disabled by two (2) medical professionals, and such consideration is documented in a writing to the Company and the Executive of such disability.

7.7 Termination Upon Expiration of Initial Term or Renewal Term. Unless action is taken to extend the Initial Term or any then-current Renewal Term in accordance with the provisions of Section 2.2 above, the Executive’s employment under this Agreement shall terminate automatically and without the taking of any action by the Company or the Executive as of the end of the Initial Term or any then-current Renewal Term.

8. Effect of Termination.

8.1 Termination by the Company for Cause. Upon a termination of the Executive’s employment hereunder in accordance with the terms and provisions of Section 7.1, the Executive shall be entitled to receive their current Base Salary and Regular Benefits, including a lump-sum payment in respect of any accrued but unused PTO under the Leave Program (“Accrued Salary and Benefits”), calculated through the date such termination is effective, but the Executive thereafter shall not be entitled to receive any additional compensation from the Company. The Executive shall continue to be bound by the terms and provisions of Sections 10, 11, 12, 13 and 14 in accordance with their terms.

8.2 Termination by the Executive for any Reason.

(a) Upon a termination of the Executive’s employment hereunder in accordance with the terms and provisions of Section 7.2, the Executive shall be entitled to receive all Accrued Salary and Benefits calculated through the date such termination is effective. The Executive thereafter shall not be entitled to receive any additional compensation from the Company.

(b) Notwithstanding the termination of Executive’s employment, the Executive shall continue to be bound by the terms and provisions of Sections 10, 11, 12, 13 and 14 in accordance with their terms.

8.3 Termination by the Company without Cause; Termination by the Executive Following a Material Change.

(a) Upon a termination of the Executive’s employment hereunder in accordance with the terms and provisions of Section 7.3 or Section 7.4, the Executive shall be entitled to receive the following (sometimes hereinafter referred to collectively as the “Accrued Total Compensation and Benefits”):

(i) all Accrued Salary and Benefits calculated through the date such termination is effective, and

(ii) a pro-rated portion of any bonus to which the Executive otherwise would have been entitled under the MIP or Transaction Bonus with respect to the plan year during which the termination is effective (the “Pro-Rated Current Year Bonus”), or

(iii) a lump sum payment equal to fifty percent (50%) of Executive’s then-current full target bonus opportunity under the MIP (payable during the month of March in the year following the year during which the Executive’s employment hereunder is terminated), whichever of Sections 8.3(a)(ii) or 8.3(a)(iii) is greater; and

(iv) any and all remaining stock options and/or restricted stock previously granted to the Executive by the Company that has not already vested through the date such termination is effective, will immediately vest upon the date such termination is effective. Furthermore, the executive will be granted a two year period to exercise any outstanding options.

(b) In addition to the foregoing, the Executive shall be entitled to receive the following additional compensation and benefits upon a termination of employment in accordance with the terms and provisions of Section 7.3 or Section 7.4:

(i) salary continuation and health care coverage for 24 months (which may include COBRA premiums for 18 months) (payable in accordance with the Company’s regular payroll practices) following the effective date of the termination of the Executive’s employment hereunder;

(c) Except for the compensation and benefits specified in paragraphs (a) and (b) above, the Executive thereafter shall not be entitled to receive any additional compensation from the Company.

(d) Notwithstanding the termination of Executive’s employment and except as set forth in paragraph (e) below, the Executive shall continue to be bound by the terms and provisions of Sections 10, 11, 12, 13 and 14 in accordance with their terms.

(e) In the event that the Executive desires to obtain relief from the non-competition provisions set forth in Section 11, the Executive may submit a written waiver request to the Company, which shall reasonably be granted by the Company within sixty (60) days after receipt. The written waiver request shall include disclosure of the organization, role and responsibilities the Executive intends to pursue. Provided the Company agrees to the waiver, the non-competition provisions set forth in Section 11 shall terminate subject to any reasonable qualifications stipulated by the Company, and the Executive thereafter shall not be entitled to any additional compensation or benefits under paragraph (b) above (it being understood that nothing in this paragraph (e) shall affect or impair the Executive’s right to receive the Accrued Total Compensation and Benefits specified in paragraph (a) above). In the event that a waiver granted under this paragraph (e) shall be effective for less than the full nine (9) month period of restriction, the Executive shall be entitled to a pro-rated portion of the compensation and benefits specified in paragraph (b).

8.4 Termination Upon the Death of the Executive. Upon a termination of the Executive’s employment hereunder in accordance with the terms and provisions of Section 7.5, the Company shall have no further liability or obligation to the Executive’s estate, except that the Executive’s estate shall be entitled to receive (a) all Accrued Total Compensation and Benefits calculated through the date such termination is effective, and (b) the payments provided under any group life insurance policy or policies, if any, which may be in effect generally for the benefit of all full-time salaried employees of the Company.

8.5 Termination Upon the Disability of the Executive. Upon a termination of the Executive’s employment hereunder in accordance with the terms and provisions of Section 7.6, the Company shall have no further liability or obligation to the Executive, except that the Executive shall be entitled to receive (a) all Accrued Total Compensation and Benefits calculated through the date such termination is effective, and (b) the payments provided under any group disability benefit insurance policy, if any, which may be in effect generally for the benefit of all full-time salaried employees of the Company. Notwithstanding the termination of Executive’s employment, the Executive shall continue to be bound by the terms and provisions of Sections 10, 11, 12, 13 and 14 in accordance with their terms.

8.6 Termination Upon Expiration of Initial Term or Renewal Term.

(b) Upon a termination of the Executive’s employment hereunder in accordance with the terms and provisions of Section 7.7, the Executive shall be entitled to receive all Accrued Total Compensation and Benefits calculated through the date such termination is effective. In addition, a termination for expiration and nonrenewal of the contract shall be treated as a termination without cause, provided the Executive has negotiated such renewal terms in good faith and are substantially similar to the terms of this Agreement, and the Executive will be entitled to the benefits contained in Section 8.3 of this agreement

(b) Notwithstanding the termination of Executive’s employment, the Executive shall continue to be bound by the terms and provisions of Sections 10, 11, 12, 13 and 14 in accordance with their terms.

9. Representations and Warranties by the Executive. The Executive hereby represents and warrants to the Company that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to the Executive, or (b) conflict with, result in a breach of the provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

11. Inventions and Confidential Information. The Executive hereby covenants, agrees and acknowledges that employment under this Agreement is pursuant to execution of the Company’s form of Proprietary Information and Inventions Assignment Agreement (“PIIA”), which requires, among other things, the assignment of rights to any company related invention made during your employment at Company and non-disclosure of proprietary information.

12. Non-Competition.

12.1 Executive agrees that they will not, during the term of their employment and for a period of twelve (12) months after the termination of their employment for any reason whatsoever, unless acting with the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, any business or enterprises which directly competes with the Company and which engages in the activities engaged in by the Company (the “Prohibited Activities”). This Section 11 shall not be construed to prohibit the ownership of not more than 1% of the capital stock of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934.

13. No Solicitation.

12.1 The Executive agrees that they will not, for a period of twelve (12) months after the termination of their employment hereunder, solicit for employment, either directly or indirectly, any person, who was, during the Employment Period, an employee of the Company.

12.2 The Executive agrees that they will not, for a period of twelve (12) months after the termination of their employment hereunder, directly call on or solicit any person, firm, corporation or other entity who or which was, during the last twelve (12) months of the Employment Period, a customer, client or prospective client of the Company (herein referred to as the “Client”), if a principal purpose of such contact or solicitation is to solicit (i) specific business or projects that were ongoing or in discussion with such Client and the Company as of the date of the termination of the Executive’s employment hereunder, or (ii) other specific business or projects for such Client for which all of the following are the same as for the specific business or projects that were ongoing or in discussion with such Client and the Company as of the date of termination of the Executive’s employment hereunder.

14. Equitable Relief.

13.1 The Executive acknowledges that the restrictions contained in Sections 10, 11 and 12 hereof are reasonable and necessary to protect the legitimate interest of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions, and that violation of any provision of those Sections (which has not previously terminated or been waived) will result in irreparable injury to the Company. The Executive also acknowledges that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equity accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that the provisions of any of Section 10, 11, or 12 hereof should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

15. Notices.

14.1 Any notice required or permitted under this Agreement shall be in writing and sent by United States first class mail, by certified mail, return receipt requested, by facsimile or by hand delivery to the parties at their respective addresses set forth below or at such other address as the parties may designate by notice from time to time:

If to the Company:

QSAM Biosciences, Inc.

9442 Capital of Texas Hwy N, Plaza 1, Suite 500

Austin, TX 78759

Attn: Chief Executive Officer or General Counsel

If to the Executive:

Douglas R. Baum

8305 Summerwood Drive

Austin, TX 78759

16. Arbitration.

15.1 Any controversy or claim arising from, or relating to, this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the Model Employment Arbitration procedures of the American Arbitration Association, and judgement upon the award rendered by a panel of three (3) arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall commence the hearing not later than sixty (60) days after the demand unless the parties agree otherwise in writing. Arbitration under this Agreement shall take place in Travis County, Texas.

17. Entire Agreement.

16.1 With the exception outlined in Section 4.3, This Agreement supersedes any and all prior Agreements or arrangements between the parties with respect to the employment of the Executive by the Company and sets forth the entire Agreement between the parties with respect to the subject matter hereof, and it may be amended only by a written document signed by both parties to this Agreement.

17. Successors and Assigns.

17.1 This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, personal representatives, successors and assigns; provided that the Executive’s duties hereunder are of a personal nature and may not be assigned.

18. Governing Law.

18.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas

19. Counterparts.

19.1 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

QSAM Biosciences, Inc.

By:	/s/ C. Richard Piazza
C. Richard Piazza, Executive Chairman

THE EXECUTIVE

/s/ Douglas Baum
Douglas Baum